Exhibit 10(iii)A(70)

AMENDMENT NO. 1

TO AMENDED AND RESTATED

CHANGE IN CONTROL AGREEMENT

THIS AMENDMENT made as of this 23rd day of July, 2007, by and between Acuity Brands, Inc. (the “Company”) and John K. Morgan (“Executive”);

WHEREAS, the Company and Executive entered into an Amended And Restated Change In Control Agreement, dated as of April 21, 2006 (“CIC Agreement”); and

WHEREAS, Executive has entered into an amended and restated employment letter agreement with the Company, dated as of July 23, 2007 (“Employment Agreement”), providing for certain changes in Executive’s employment arrangements with the Company; and

WHEREAS, the Employment Agreement provides that the CIC Agreement shall be amended to modify the definition of Change in Control and in certain other respects;

NOW, THEREFORE, the CIC Agreement is hereby amended, as follows:

1.

Section 2.2(c) is hereby amended by adding the following proviso to the end of the present Section:

“provided, that, this subsection shall not include (and it shall not constitute a Change in Control hereunder) a merger, consolidation, or other transaction (“Noncovered Transaction”) which is voluntarily negotiated between the Company and another entity if such other entity is one of the companies identified as a “Direct Competitor” in the Restrictive Covenants Agreement described in Paragraph 4.11 of the amended and restated employment letter agreement between the Company and Executive, dated as of July 23, 2007 (“Employment Agreement”), provided that the stockholders of Acuity Brands, Inc. receive or retain all stock or substantially all stock in the Noncovered Transaction and do not receive primary cash as consideration in the Noncovered Transaction.”

2.

Section 2.5 is hereby amended by deleting the initial language of the Section and substituting the following in lieu thereof:

“For purposes of this Agreement, “Good Reason” shall mean the occurrence coincident with or after a Change in Control of any of events or conditions described in Subsections (1) through (9) below. The Company and Executive agree that events or conditions described below relate to the duties and responsibilities of Executive and the terms and conditions of Executive’s employment as set forth in the Employment Agreement. The termination of Executive as an Executive Vice President of the Company at the effective time of the Spinoff shall not constitute a Good Reason for Executive’s termination of employment”

3.

Section 2.6(a) is hereby amended by adding the following to the end of the present Section:

“and in each case described in either clause (1) or (2) in a transaction that would not constitute a “Noncovered Transaction (as described in Section 2.2(c));”

4.

Section 2 is hereby amended by the addition of a new Section 2.9:

“2.9 Spinoff. The proposed distribution of the stock of Acuity Specialty Products Group, Inc. to the stockholders of Acuity Brands, Inc.”

5.

Section 3.1(b) is hereby amended by adding the following proviso after the word “Disability” in the second line of the present Section:

“provided, that, the termination of Executive as an Executive Vice President of the Company at the effective time of the Spinoff shall not constitute a termination without Cause hereunder.”

6.

This Amendment to the CIC Agreement shall be effective as of the date of this Amendment. Except as hereby modified, the CIC Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel

/s/ John K. Morgan
JOHN K. MORGAN